Exhibit 99.1
Jones Apparel Group, Inc.
FOR IMMEDIATE RELEASE

Contacts:        Wesley R. Card, Chief Operating and Financial Officer
                      (215) 785-4000

                      Joele Frank and Sharon Stern
                      Joele Frank, Wilkinson Brimmer Katcher
                      (212) 355-4449

Jones Apparel Group Agrees to Sell Barneys New York to Istithmar

NEW YORK, NEW YORK – June 22, 2007 – Jones Apparel Group, Inc. (NYSE: JNY; the “Company” and “Jones”) today announced that it has entered into a definitive agreement to sell its wholly owned subsidiary Barneys New York, Inc. (“Barneys”) to an affiliate of Istithmar, a Dubai based private equity and alternative investment house (“Istithmar”) for $825.0 million in cash, subject to certain purchase price adjustments.

Peter Boneparth, President and Chief Executive Officer, Jones Apparel Group, Inc., stated, “We are very pleased to enter into this transaction, which realizes significant value for our investment in Barneys and provides us with the opportunity to use the net proceeds to enhance shareholder value.  Furthermore, going forward, because the sale will reduce the level of required capital expenditures we will have greater financial flexibility in the execution of our business strategy.”

The Company expects to report a net gain from this transaction of approximately $290.0 million.  In light of available tax benefits, the Company anticipates net cash proceeds after taxes and transaction expenses of approximately $770.0 million.  These amounts are subject to change, based on the actual balance sheet of Barneys at closing and certain purchase price adjustments.  The Company is considering several alternatives for the use of the proceeds, including among other things, the return of a substantial amount of capital to shareholders, the repayment of some of its outstanding short-term indebtedness and other uses consistent with the Company’s business strategy. The transaction will not result in a default under, or obligation to redeem or repurchase, any of the Company’s senior notes.

The transaction, which is expected to close in the third quarter of 2007, is subject to certain customary conditions, including the expiration or early termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act.

Under the terms of the definitive agreement with Istithmar, Jones is permitted to entertain unsolicited proposals from third parties to acquire Barneys.  Any such third party proposal would have to be made by July 22, 2007 and all due diligence and negotiations with a third party would have to be completed by August 11, 2007.  Under the terms of the definitive agreement, Jones remains permitted to entertain proposals from third parties to acquire all of Jones (including Barneys).  In this circumstance, due diligence and negotiations would also have to be completed by August 11, 2007.  In either case Jones would be required to pay a termination fee prior to terminating its agreement with Istithmar.  The termination fee would be $20.6 million if Jones terminates the Istithmar agreement on or prior to July 22, 2007 and $22.7 million if Jones terminates after July 22, 2007.  The detailed terms and conditions relating to these rights of Jones are contained in the definitive agreement regarding the sale of Barneys, which the Company will publicly file with the SEC today.

Goldman, Sachs & Co. acted as financial advisor to the Company in connection with the transaction.

The Company will host a conference call with management to discuss this transaction at 4:30pm eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com. The call will be recorded and made available through July 2 and is accessible by dialing 877-344-7529.  Enter account number 408117.

About Jones Apparel Group, Inc.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories.  The Company also markets directly to consumers through our chain of specialty retail and value-based stores, and operates the Barneys New York chain of luxury stores.  The Company’s nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, Le Suit and Barneys New York.  The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co.  Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer.  The Company primarily contracts for the manufacture of its products through a worldwide network of quality manufacturers.  The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women’s and men’s products which the Company does not manufacture.  For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

About Barneys New York, Inc.

Barneys New York, Inc. (www.barneys.com), a wholly owned subsidiary of Jones Apparel Group, Inc., is a luxury retailer with flagship stores in New York City, Beverly Hills, Chicago, Boston and Dallas.  Barneys also operates two regional full-price stores, fourteen CO-OP Barneys New York stores, thirteen outlet stores and two semi-annual warehouse sale events.

About Istithmar

Istithmar (www.istithmar.ae) is a private equity and alternative investment house headquartered in Dubai, the United Arab Emirates, with offices in Shanghai and New York.  Established in 2003, it is 100% owned by Dubai World which in turn is wholly owned by the Government of Dubai.  In the three years since its inception, Istithmar has invested in over 30 companies in three sectors -- consumer, industrial and financial services --- deploying in excess of $1.6 billion of capital. Istithmar’s ‘I’ Investment Philosophy is based around three core principles -- Ideas, Inquiry and Integrity -- and is the foundation on which the firm has established a broad portfolio of highly successful investments in the markets from North America and Europe to Asia and the Middle East.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements regarding the Company’s expected financial position, business and financing plans are forward-looking statements.  The words “believes,” “expect,” “plans,” “intends,” “anticipates” and similar expressions identify forward-looking statements.  Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	the failure to obtain the necessary financing arrangements to consummate the transaction;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement;

•	the failure of either party to meet the closing conditions set forth in the definitive agreement;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction;

•	the amount of costs, fees, expenses and charges related to the transaction;

•	non-expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the outcome of any legal or regulatory proceeding that may be instituted against the Company and others following announcement of the transaction;

•	those associated with the effect of national and regional economic conditions;

•	lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;

•	the performance of the Company’s products within the prevailing retail environment;

•	customer acceptance of both new designs and newly-introduced product lines;

•	the Company’s reliance on a few department store groups for large portions of the Company’s business;

•	consolidation of the Company’s retail customers;

•	financial difficulties encountered by customers;

•	the effects of vigorous competition in the markets in which the Company operates;

•	the Company’s ability to identify acquisition candidates and, in an increasingly competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;

•	the integration of the organizations and operations of any acquired businesses into the Company’s existing organization and operations;

•	the Company’s reliance on independent foreign manufacturers;

•	changes in the costs of raw materials, labor and advertising;

•	the general inability to obtain higher wholesale prices for the Company’s products that the Company has experienced for many years;

•
the uncertainties of sourcing associated with the new environment in which general quota has expired on apparel products (while China has agreed to safeguard quota on certain classes of apparel products through 2008, political pressure will likely continue for restraint on importation of apparel);

•	the Company’s ability to successfully implement new operational and financial computer systems; and

•	the Company’s ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company’s expectations can be found in the Company’s Annual Report on Form 10- K for the fiscal year ended December 31, 2006, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A - Risk Factors therein, and in the Company’s other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect.  The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.